Exhibit 10.1
AMPAC FINE CHEMICALS LLC
SEVERANCE PAY PLAN
     1. Introduction. The purpose of this Ampac Fine Chemicals LLC Severance Pay Plan (the “Plan”) is to provide severance benefits to eligible employees of Ampac Fine Chemicals LLC (the “Company”) whose employment is involuntarily terminated. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.
     2. Important Terms. To help you understand how this Plan works, it is important to know the following terms:
          2.1 “Administrator” means American Pacific Corporation, acting through the Vice President, Administration, or any person to whom the Administrator has delegated authority and responsibility pursuant to Section 6, but only to the extent of such delegation.
          2.2 For purposes of this Agreement, “For Cause” shall mean: (i) Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Employee commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Employee from the Company; or (iv) Employee willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Employee from the Company.
          2.3 “Company” means Ampac Fine Chemicals, a California limited liability company.
          2.4 “Covered Employee” means any employee of the Company who receives a written Notice of Eligibility from the Company.
          2.5 “Eligible Termination” means an involuntary termination (other than for permanent disability or death) of a Covered Employee’s employment with the Company. Accordingly, for example, an Eligible Termination does not occur if the Covered Employee:
               (a) Voluntarily resigns, even if such voluntary resignation occurred after he or she received a written Notice of Eligibility;
               (b) Is transferred to, or is terminated (including by resignation) after declining to accept an offer of a comparable position with the Company or any of its subsidiaries or affiliates;
               (c) Resigns or is involuntarily terminated for Cause as defined in 2.2.
               (d) Fails to return to active employment with the Company on or before the last day of an approved leave of absence; or

               (e) Dies prior to the date of his or her Eligible Termination.
          2.6 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          2.7 “Notice of Eligibility” means a written notice from the Company delivered to an individual (which may, but is not required to be in the form of an offer of employment with the Company) to establish that the individual is eligible for severance benefits from the Company, and the amount, nature and timing of such severance benefits.
          2.8 “Plan” means the Ampac Fine Chemicals LLC Severance Pay Plan, as set forth in this document, and as hereafter amended from time to time.
          2.9 “Severance Benefit” means the benefits the Covered Employee will be provided pursuant to Section 4 and his or her Notice of Eligibility.
     3. Eligibility for Severance Benefit. An individual is eligible for a Severance Benefit under the Plan, in the amount and for the duration set forth in the Covered Employee’s Notice of Eligibility, only if he or she is a Covered Employee on the date of his or her Eligible Termination.
     4. Payment of Severance Benefit.
          4.1 Severance Benefit. A Covered Employee who is eligible to receive a Severance Benefit under and subject to the terms of Section 3 will receive such benefit in the amount specified in the Covered Employee’s written Notice of Eligibility. Benefits will be payable monthly, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time. Notwithstanding the preceding provisions of this Section 4.1, the Company shall have the authority to delay the payment of any Severance Benefit to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such Severance Benefit to which the Covered Employee would otherwise be entitled during the six (6) months following such Covered Employee’s termination of employment from the Company will be paid on the first business day of the seventh (7th) month following such termination of employment.
          4.2 Release. As a condition to receiving any Severance Benefit under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Eligible Termination and employment with the Company and its subsidiaries and affiliates, in a form satisfactory to the Company.
     5. Withholding. The Company will withhold from any Severance Benefit all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

     6. Administration. The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator may delegate in writing to any other person all or any portion of his or her authority or responsibility with respect to the Plan.
     7. Amendment or Termination. The Board of Directors of American Pacific Corporation (the “Board”) reserves the right (in its sole discretion), to amend, modify or terminate the Plan at any time, without advance notice to any Covered Employee; provided, that the Board shall not reduce benefits payable to any Covered Employee under the Plan without such Covered Employee’s consent, until the expiration of the term of such Covered Employee’s participation in the Plan. The term of a Covered Employee’s participation in the Plan shall expire as of the November 30th following the date the Covered Employee commences participation in the Plan; provided that a Covered Employee’s term of participation in the Plan will be extended automatically at the expiration of each term for an additional two-year period (without any action by either the Company or the Covered Employee) until either the Company or the Covered Employee gives the other party written notice at least forty-five (45) days in advance of any expiration of the term that the term of participation in the Plan shall not be extended for another two-year period. Any action of the Board in amending or terminating the Plan or any Covered Employee’s term of participation in the Plan will be taken in a non-fiduciary capacity.
     8. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.
     9. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.
     10. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

     11. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
     12. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause, absent an express contract which provides that termination must be for cause or provides a stated termination date.
     13. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Nevada.
     14. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
     15. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning of the terms of the Plan.
     16. Indemnification. American Pacific Corporation hereby agrees to indemnify and hold harmless the officers and employees of the Company and of American Pacific Corporation and its affiliates, and the members of their boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities.
     17. Additional Information.

Plan Name:	Ampac Fine Chemicals LLC Severance Pay Plan

Plan Sponsor:	Ampac Fine Chemicals LLC
P O Box 1718
Rancho Cordova, CA 95741

Identification Numbers:	EIN: 20-3451631
PLAN: 501

Plan Year:	Calendar year

Plan Administrator:	American Pacific Corporation
Attention: VP, Administration
3770 Howard Hughes Pkwy, STE 300
Las Vegas, NV 89169
(702) 735-2200

Agent for Service of
Legal Process:	American Pacific Corporation
Attention: VP, Administration
3770 Howard Hughes Pkwy, STE 300
Las Vegas, NV 89169
(702) 735-2200
     18. Statement of ERISA Rights.
          As a Covered Employee under the Plan, you have certain rights and protections under ERISA:
               (a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500). These documents are available for your review in the Company’s Human Resources Department.
               (b) You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.
          In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 8 and 9 above.)
          Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
          In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
          If you have any questions regarding the Plan, please consult the Company’s Human Resources Department. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Pension and Welfare Benefits Administration, U.S. Department of Labor.
     19. Execution.
          In Witness Whereof, American Pacific Corporation and the Company, by their duly authorized officers, have executed this Plan on the date indicated below.

AMERICAN PACIFIC CORPORATION

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AMPAC FINE CHEMICALS LLC

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